SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported):  June 25, 1997

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado              0-17267                84-1095959
(State or other          (Commission           (I.R.S. Employer
jurisdiction              File Number)         Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado             80202
(address of principal executive offices)                (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated June 25, 1997, the text of which follows:

     Mallon Resources Corporation today reported placing two new wells on production in Lea County, New Mexico. The Mallon 33 Federal No. 1, located in the southeast quarter of Section 33 T19S-R34E, is currently flowing 359 barrels of oil per day from the Bone Springs Formation at 9,968 feet. This well was drilled to the Bone Springs at a total depth of 10,300 feet. Mallon owns a 61.75% working interest and is the operator.

     The Mallon Mescalero Ridge 30 No. 4, located in the northeast quarter of Section 30 T19S-R34E, is flowing 765 Mcf of natural gas per day and 56 barrels per day of condensate from the Morrow Formation at 13,227 feet. Mallon owns a 49.99% working interest and is the operator.

     Kevin Fitzgerald, President of Mallon Oil Company, commented, "These are the first wells drilled in Quail Ridge since we kicked off our current development program. In addition to the current pay zones, both wells found significant Delaware Cherry Canyon and Brushy Canyon pay zones. The Mescalero 30-4 well also has new Bone Springs and Strawn pays. These wells are a prime example of our inexpensive low-risk exploration philosophy. We drill the deeper zone as a development well; but by careful analysis of data, we have a discovery well in the shallower Delaware zones. This creates a new field for additional development. We are now formulating a plan for the drilling of these new uphole zones."

     George Mallon, Chairman, stated, "The 33-1 well lies approximately one-half mile west of Mallon's N.E. Lea Delaware Field and the Mescalero 30-4 well is three miles northwest of the 33-1. These wells alone have created new drilling locations that exceed the Company's entire drilling program over the last 12 months. The drill site inventory, an indication of our growth potential, is now at its highest level in the Company's history."

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the Delaware and San Juan Basins of New Mexico. Mallon's Common Stock is quoted on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "MLRC". The Company also owns a controlling 14 million shares of the common stock of Laguna Gold Company. Laguna common shares are traded on The Toronto Stock Exchange under the symbol "LGC".

       Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Mallon Resources Corporation



June 27, 1997                 __/s/ Roy K. Ross________________
                               Roy K. Ross, Executive Vice President